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                                                                    EXHIBIT 3.3
               AMENDMENT ONE TO FIFTH AMENDED AND RESTATED BY-LAWS
                       OF FOUNDATION HEALTH SYSTEMS, INC.

     On February 4, 1999, the Board of Directors of Foundation Health Systems, Inc. (the "Corporation") voted to amend the Fifth Amended and Restated By-Laws (the "By-Laws") of the Corporation as follows:

     Section 2 of Article III of the By-Laws was amended by adding the following to the end thereof:

              "Directors shall be deemed to have retired and resigned from the Board of Directors effective immediately prior to the first annual meeting of stockholders of the Corporation occurring after such Director attains seventy-two years of age, provided, however, that members of the Board of Directors on February 4, 1999 shall be deemed to have retired and resigned from the Board of Directors effective upon the date of the first annual meeting of stockholders of the Corporation occurring after such Director attains seventy-five years of age."

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               AMENDMENT TWO TO FIFTH AMENDED AND RESTATED BY-LAWS
                       OF FOUNDATION HEALTH SYSTEMS, INC.

     On May 5, 1999, the Board of Directors of Foundation Health Systems, Inc. (the "Corporation") voted to amend the Fifth Amended and Restated By-Laws of the Corporation, as amended by Amendment One to Fifth Amended and Restated By-Laws dated February 4, 1999 (as amended, the "By-Laws"), as follows:

     Section 5 of Article IV of the By-Laws was amended so that such Section 5 reads in its entirety as follows:

         "Section 5 FINANCE COMMITTEE. The Finance Committee shall have the following responsibilities:

              (a) To review the Corporation's investment policies and guidelines;

              (b) To monitor performance of the Corporation's investment portfolio;

              (c) To review the Corporation's financial structure and operations in light of the Corporation's long-term objectives and to coordinate such review with the Audit Committee;

              (d) To review and recommend to the Board of Directors appropriate action on proposed acquisitions and divestitures;

              (e) To establish appropriate authority levels for various officials of the Corporation with respect to mergers and acquisitions, divestitures and capital expenditures; and

              (f) To review and recommend appropriate action with respect to the Corporation's short- and long-term debt structure."